Exhibit 99.6

March 13, 2002

TO: Board members of SurgiLight

FR: J.T. Lin

RE: Resignation from Board


Dear Board of Directors,

I hereby resign effective immediately as a Board Director of SurgiLight, Inc. for personal reasons. I have enjoyed serving on the Board and am pleased with the direction the company is taking. I plan to continue to serve as an employee of the Company and focus all of my efforts towards the success of the Company.

Sincerely,



J.T. Lin, Ph.D